EXHIBIT 15.5

AstraZeneca PLC
Legal & Secretary’s Department
15 Stanhope Gate
London
W1K 1LN

For the attention of Justin Hoskins
By fax 020 7304 5196 & by post

Date

11 March 2008

Dear Ladies and Gentlemen

BUREAU VERITAS STATEMENT OF ASSURANCE FOR ANNUAL REPORT AND FORM 20-F INFORMATION 2007

In connection with the anticipated filing by AstraZeneca PLC (“AstraZeneca”) of certain registration statements with the US Securities and Exchange Commission, Bureau Veritas hereby authorises you to refer to Bureau Veritas’s external assurance on corporate responsibility related information as stated on page 47 and highlighted as identified on the pages of the Annual Report and Form 20-F Information for the fiscal year ended 2007 (the “Annual Report”) annexed as Exhibit A which is incorporated by reference in the registration statements No. 33-83774 for AstraZeneca and Zeneca Wilmington Inc. and No. 333-145848 and No. 333-114165 for AstraZeneca, each on Form F-3, and in the registration statements No. 333-09060, No. 333-09062, No. 33-65362, No. 33-65366, No. 333-12310, No. 333-12426, No. 333-12428, No. 333-13328, No. 333-13918 and No. 333-124689 on Form S-8 for AstraZeneca. A copy of the relevant pages of the Annual Report has been provided to Bureau Veritas.

Our authorisation is subject to your acknowledgement and agreement that:

1)
Bureau Veritas has undertaken an independent review of the corporate responsibility information disclosed in the Annual Report and provided an opinion as to the accuracy and reliability of the information subject to the scope, objectives and limitations defined in the full assurance statement posted on AstraZeneca’s website;

2)
AstraZeneca acknowledges and agrees that Bureau Veritas shall not be deemed an “Expert” in respect of AstraZeneca’s securities filings, and AstraZeneca agrees that it shall not characterise Bureau Veritas as such; and

3)
AstraZeneca accepts full responsibility for the disclosure of all information and data, including that relating to that assured by Bureau Veritas, set forth in the Annual Report as filed with the SEC and agrees to indemnify Bureau Veritas from any third party claims that may arise therefrom.

Please indicate your agreement to the foregoing by signing in the space indicated below. Our authorisation will not become effective until accepted and agreed by AstraZeneca.

Yours sincerely,

/s/ Ken Smith

Ken Smith, Business Director (Environmental Management, Sustainability and Risk)
For and on behalf of Bureau Veritas HS&E Ltd

ACCEPTED AND AGREED
this 11th day of March 2008:

AstraZeneca PLC

By:	/s/ Justin Hoskins
Name:	Justin Hoskins
Title:	Deputy Company Secretary